Exhibit 3.41

State of Delaware Secretary of State Division of Corporations Delivered 07:48 AM 11/20/2014 FILED 08:00 AM 11/20/2014 SRV 141434224 -2337422 FILE

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

1.	Name of Limited Liability Company:	CBS Outdoor LLC

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:

First: The name of the limited liability company is Outfront Media LLC

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 14th day of November, A.D. 2014.

By:
Authorized Person(s)

Name:	Lisa Tanzi
Print or Type

State of Delaware Secretary of State Division of Corporations Delivered 06:05 PM 06/20/2013 FILED 06:05 PM 06/20/2013 SRV 130799853 -2337422 FILE

CERTIFICATE OF FORMATION

OF

CBS OUTDOOR LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:

FIRST: The name of the limited liability company (hereinafter called the “limited liability company”) is: CBS OUTDOOR LLC

SECOND: The address of the registered office and the name and the address of the registered agent of the limited liability company required to be maintained by Section 18- 104 of the Delaware Limited Liability Company Act are: Corporation Service Company. 2711 Centerville Road. Suite 400, Wilmington, Delaware 19808.

Executed on the 20th day of June, 2013.

David H. Posy